------                                        U.S. SECURITIES AND EXCHANGE COMMISSION                   ----------------------------
FORM 4                                                 WASHINGTON, DC 20549                                      OMB APPROVAL
------                                                                                                  ----------------------------
                                           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 OMB Number:       3235-0287
[ ] CHECK BOX IF NO                                                                                     Expires: September 30, 1998
    LONGER SUBJECT TO      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,      Estimated average burden
    SECTION 16. FORM 4         Section 17(a) of the Public Utility Holding Company Act of 1935          hours per response.......0.5
    OR FORM 5 OBLIGATIONS          or Section 30(f) of the Investment Company Act of 1940               ----------------------------
    MAY CONTINUE. SEE
    INSTRUCTION 1(b).

(Print or type responses)

------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of          2. Issuer Name and Ticker or Trading Symbol     6. Relationship of Reporting Person to Issuer
   Reporting Person*                                                                           (Check all applicable)
                                   Precision Optics Corporation, Inc. (POCI)       [X] Director              [X*] 10% Owner
  Marxe     Austin       W.                                                        [ ] Officer (give title   [ ] Other (Specify
------------------------------------------------------------------------------------------------------------------------------------
 (Last)    (First)    (Middle)  3. IRS or Social Security    4. Statement for                   below)                  below)
                                   Number of Reporting          Month/Year
153 East 53rd Street, 51st Floor   Person (Voluntary)           11/98
--------------------------------                             -----------------------------------------------------------------------
           (Street)                                          5. If Amendment,   7. Individual or Joint/Group Filing (Check
                                                                Date of Original   applicable line)
                                                                (Month/Year)        [X] Form Filed by One Reporting Person
New York      NY       10022                                                        [ ] Form Filed by More than One Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
 (City)    (State)     (Zip)           TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5. Amount of Se-    6. Owner-     7. Nature of
    (Instr. 3)                     action      tion         or Disposed of (D)          curities Benefi-    ship Form;    Indirect
                                   Date        Code         (Instr. 3, 4 and 5)         cially Owned at     Direct        Benefi-
                                  (Month/      (Instr. 8)                               End of Month        (D) or        cial
                                   Day/     ---------------------------------------     (Instr. 3 and 4)    Indirect      Ownership
                                   Year)      Code    V      Amount   (A) or  Price                         (I)           (Instr. 4)
                                                                      (D)                                   (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                  SEC 1474 (7-96)



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conversion    3. Transaction Date   4. Transaction Code   5. Number of Derivative   6. Date Exercisable
   Security                  or Exercise      (Month/Day/Year)      (Instr. 8)            Securities Acquired       and Expiration
   (Instr. 3)                Price of                                                     (A) or Disposed of (D)    Date
                             Derivative                                                   (Instr. 3, 4, and 5)      (Month/Day/Year)
                             Security
                                                                                                                 -------------------
                                                                                                                 Date     Expiration
                                                                 ----------------------------------------------- Exer-    Date
                                                                    Code       V              (A)       (D)      cisable
------------------------------------------------------------------------------------------------------------------------------------
Stock Option (to buy)          $1.312             11/10/98           A                       5,000               11/10/98  11/10/08
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
7. Title and Amount of Underlying   8. Price of Derivative   9. Number of Derivative    10. Ownership Form   11. Nature of Indirect
   Securities                          Security                 Securities Beneficially     of Derivative        Beneficial
   (Instr. 3 and 4)                    (Instr. 5)               Owned at End of Month       Security:            Ownership
                                                                (Instr. 4)                  Direct (D) or        (Instr. 4)
---------------------------------                                                           Indirect (I)
                 Amount or Number                                                           (Instr. 4)
      Title      of Shares
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock       5,000                   $0.00                     5,000                     (D)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:
*  Mr. Marxe is deemed to be a 10% owner by virtue of his being a principal owner of MG Advisors, L.L.C. and SST Advisors, L.L.C., the respective investment advisers of Special Situations Private Equity Fund, L.P. and Special Situations Technology Fund, L.P.,
   entities which together beneficially own more than 10% of POCI's outstanding Common Stock.





** Intentional misstatements or omissions of facts constitute                                                   December 7, 1998
   Federal Criminal Violations.                                   -------------------------------------------   --------------------
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                      ** Signature of Reporting Person              Date

Note: File three copies of this Form, one of which must be        Austin W. Marxe
      manually signed. If space provided is insufficient,
      see Instruction 6 for procedure.

Potential persons who are to respond to the collection of
information contained in this form are not required to respond                                                                Page 2
unless the form displays a currently valid OMB Number.                                                               SEC 1474 (7-96)